Exhibit 99.1

News Release
U.S. Silica Holdings, Inc. Announces Third Quarter 2019 Results

•	Third quarter revenue of $361.8 million

•	GAAP and adjusted EPS for the quarter of $(0.31) and $(0.17) per share, respectively

•	Continued focus on rationalization of the frac sand business

•	Ongoing pursuit of organic growth opportunities in new higher margin Industrial & Specialty Products end markets

Katy, Texas, October 29, 2019 – U.S. Silica Holdings, Inc. (NYSE: SLCA), a diversified industrial minerals company and the leading last mile logistics provider to the oil and gas industry (the “Company”), today announced third quarter 2019 results, including a net loss of $23.0 million, or $(0.31) per basic and diluted share.
The third quarter results were negatively impacted by $4.9 million or $0.05 per share related to merger and acquisition expenses, $3.5 million or $0.03 per share in facility closure costs, $3.9 million or $0.04 per share in costs related to plant startup and expansion, and $3.8 million or $0.04 per share in other adjustments, partly offset by $2.0 million or $0.02 per share in a gain related to a royalty note payable valuation change, resulting in adjusted EPS for the third quarter of $(0.17) per basic and diluted share.
“I am proud of the work that our team did in the quarter, given the seasonal sand demand slowdown in our Oil & Gas segment,” said Bryan Shinn, president and chief executive officer. “We are adapting swiftly to current market realities and are focused on serving customers optimally and profitably while appropriately managing key operational levers to rationalize capacity and reduce cost. These changes are working as we were able to add 15 new Oil & Gas customers to our portfolio in Q3.”
“At the same time, we are expanding our performance products offerings to serve higher profit, more stable industrial end markets and customers. We have grown established products rapidly over the past few years and recently introduced new, profitable heat treated and ground silica offerings. While we are growing, we expect to generate free cash flow to de-lever our balance sheet through a continued focus on managing working capital and capex,” he added.
“I believe that we have the right strategy, clear plans and a strong team and I am very excited about the future of our company.”
Third Quarter 2019 Highlights
Total Company

•	Revenue of $361.8 million for the third quarter of 2019 compared with $394.9 million in the second quarter of 2019, down 8% sequentially and down 14% from the third quarter of 2018.

•	Overall tons sold of 4.850 million for the third quarter of 2019 compared with 4.904 million tons sold in the second quarter of 2019, down 1% sequentially and up 1% from the third quarter of 2018.

•	Contribution margin of $95.0 million for the third quarter of 2019 compared with $121.6 million in the second quarter of 2019, down 22% sequentially and down 31% from the third quarter of 2018.

•
Net loss of $23.0 million, or $(0.31) per basic and diluted share, for the third quarter of 2019, compared with net income of $6.3 million, or $0.08 per basic and diluted share, for the third quarter of 2018.

•	Adjusted EBITDA of $58.4 million for the third quarter of 2019 compared with $85.5 million in the second quarter of 2019, down 32% sequentially and down 45% from the third quarter of 2018.

Industrial and Specialty Products

•	Revenue of $119.1 million for the third quarter of 2019 compared with $121.8 million in the second quarter of 2019, down 2% sequentially and down 1% from the third quarter of 2018.

•	Tons sold totaled 0.954 million for the third quarter of 2019 compared with 0.972 million tons sold in the second quarter of 2019, down 2% sequentially and down 3% from the third quarter of 2018.

•
Segment contribution margin of $44.4 million, or $46.52 per ton, for the third quarter of 2019 compared with $50.1 million in the second quarter of 2019, down 11% sequentially and down 9% from the third quarter of 2018.

The Industrial & Specialty Products segment experienced an 11% sequential decline in contribution margin. A combination of unfavorable product volume and mix, coupled with higher plant costs, including an inventory write off of $1.3 million dollars, negatively impacted the third quarter of 2019. The Company continues to focus on accelerating the organic growth of the Industrial & Specialty Products business. For example, the Company recently signed a five-year contract with a global fiberglass manufacturer, supported by the expansion of fine-ground capacity at the Columbia, South Carolina facility.
Oil & Gas

•	Revenue of $242.7 million for the third quarter of 2019 compared with $273.1 million in the second quarter of 2019, down 11% sequentially and down 20% from the third quarter of 2018.

•	Tons sold of 3.896 million for the third quarter of 2019 compared with 3.932 million tons sold in the second quarter of 2019, down 1% sequentially and up 2% from the third quarter of 2018.

•
Segment contribution margin of $50.6 million, or $12.98 per ton, for the third quarter of 2019 compared with $71.5 million in the second quarter of 2019, down 29% sequentially and down 44% from the third quarter of 2018.

In the Oil & Gas segment, the Company sold 3.9 million tons in the third quarter, down 1% from the prior quarter. Per ton pricing was negatively impacted in the third quarter as multiple new mines came fully online in West Texas, exacerbating an already oversupplied sand market. Additionally, demand deteriorated, due to slowing well completion activity, prompted by E&P budget exhaustion. These factors, combined with lower SandBox load volumes, led to a 29% sequential decline in contribution margin. While the result was negative, the Company is pleased to have added 15 new customers in the third quarter, six of which are also utilizing SandBox, our industry leading last-mile logistics solution.
Capital Update
As of September 30, 2019, the Company had $187.3 million in cash and cash equivalents and $93.5 million available under its credit facilities. Total debt outstanding under our credit facilities as of September 30, 2019 was $1.251 billion.
During the third quarter, the Company completed a voluntary loan repurchase offer for $10.0 million of principal of the term loan portion of its senior secured credit facility. The debt was retired at a discount to par mostly using excess cash on hand.
Capital expenditures in the third quarter totaled $19.5 million and were mainly for engineering, procurement and construction of the Company’s growth projects, primarily at the Lamesa, Texas mine; equipment to expand SandBox operations; several growth projects in its Industrial & Specialty Products segment; and other maintenance and cost improvement capital projects. During the third quarter, the company generated $33.9 million in cash flow from operations.
The Company’s forecast of capital expenditures for the full year 2019 is expected to be less than the $125 million previously expected.
Outlook
In the Industrial & Specialty Products business, the Company has seen delays in purchasing decisions by certain customers as they attempt to convert inventories into cash. The heightened level of uncertainty in global industrial markets, fueled by tariffs, political uncertainty and the rising risk of an economic slowdown make it difficult to forecast the business. However, the fourth quarter is typically characterized by a seasonal profitability decline of roughly 10%.
The Company anticipates that the expected slowdown in North American completions activity in the fourth quarter will negatively impact results for the Oil & Gas segment. We expect O&G Sand volumes to decline by approximately 10% sequentially in the fourth quarter of 2019. We expect contribution margin per ton to decline sharply due to lower sand and SandBox volumes, continued pricing pressure, the loss of fixed cost leverage and fewer anticipated customer shortfall penalties and other contractual fees.
Strategy
The Company remains highly focused on the growth prospects for its Industrial & Specialty Products business, increasing its presence and product offerings in specialty end markets, and optimizing its product mix and further developing value-added capabilities to support margins. In the Company’s major end markets, volumes continue to decline as cash margins rise, indicating the effectiveness of this strategy.
In the Oil & Gas business, the Company is optimizing its supply chain network, leveraging industry-leading logistics capabilities, proactively reducing capacity and concentrating on the basins with the highest margin potential. To date, the Company has taken approximately 5 million tons of capacity offline through a combination of reducing shifts and days worked or completely idling plants. The Company is also in the process of reducing the number of transloads in its network in order to optimize origin / destination pairings. Finally, the Company is increasingly coupling SandBox with sand from its facilities to provide a robust integrated service to its customers. The Company is at the very low end of the cost curve and will continue to differentiate its frac sand business as the Company becomes more deeply embedded in the value chain of its largest customers, by supplying value-added logistics services that complement the Company's frac sand supply business.
The Company continues to proactively adjust to market challenges and opportunities. Near-term market pressures further highlight the importance the Company places on taking all measures necessary to generate free cash flow, including through managing working capital and capital expenditures. We continue to rationalize and optimize our Oil & Gas business and have taken appropriate measures to manage our inventory levels. Looking forward to 2020, our growth initiatives are primarily within our Industrial & Specialty Products business, and our strategy reflects our commitment to generating free cash flow and reducing the Company’s leverage.
Conference Call
U.S. Silica will host a conference call for investors today, October 29, 2019 at 7:30 a.m. Central Time to discuss these results. Hosting the call will be Bryan Shinn, president and chief executive officer and Don Merril, executive vice president and chief financial officer. Investors are invited to listen to a live webcast of the conference call by visiting the "Investor Resources" section of the Company's website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 869-3847 or for international callers, (201) 689-8261. A replay will be available shortly after the call and can be accessed by dialing (877) 660-6853 or for international callers, (201) 612-7415. The conference ID for the replay is 13695083. The replay will be available through Nov. 29, 2019.

About U.S. Silica
U.S. Silica Holdings, Inc. is a performance materials company and is a member of the Russell 2000. The Company is a leading producer of commercial silica used in the oil and gas industry, and in a wide range of industrial applications. Over its 119-year history, U.S. Silica has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 1,500 diversified products to customers across our end markets. U.S. Silica's wholly-owned subsidiaries include EP Minerals and SandBox LogisticsTM. EP Minerals is an industry leader in the production of products derived from diatomaceous earth, perlite, engineered clays, and non-activated clays. SandBox LogisticsTM is a state-of-the-art leader in proppant storage, handling and well-site delivery, dedicated to making proppant logistics cleaner, safer and more efficient. The Company currently operates over 26 mines and production facilities. The Company is headquartered in Katy, Texas and has offices in Reno, Nevada and Chicago, Illinois.
Forward-looking Statements
The presentation referred to above contains “forward-looking statements” within the meaning of the federal securities laws - that is, statements about the future, not about past events. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. These statements may include words such as “anticipate,” “estimate,” “expect,” “project,” “plan,” “intend,” “believe,” “may,” “will,” “should,” “could,” “can have,” “likely” and other words and terms of similar meaning. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica's growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, ability to reduce costs or idle plants, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are global economic conditions; fluctuations in demand for commercial silica, diatomaceous earth, perlite, clay and cellulose; fluctuations in demand for frac sand or the development of either effective alternative proppants or new processes to replace hydraulic fracturing; the entry of competitors into our marketplace; changes in production spending by companies in the oil and gas industry and changes in the level of oil and natural gas exploration and development; general economic, political and business conditions in key regions of the world; pricing pressure; weather and seasonal factors; the cyclical nature of our customers’ business; our inability to meet our financial and performance targets and other forecasts or expectations; our substantial indebtedness and pension obligations, including restrictions on our operations imposed by our indebtedness; operational modifications, delays or cancellations; prices for electricity, natural gas and diesel fuel; our ability to maintain our transportation network; changes in government regulations and regulatory requirements, including those related to mining, explosives, chemicals, and oil and gas production; silica-related health issues and corresponding litigation; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the U.S. Securities and Exchange Commission.. If one or more of these or other risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. The forward-looking statements speak only as of the date of the presentation referred to above, and we disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

U.S. SILICA HOLDINGS, INC.
SELECTED FINANCIAL DATA FROM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; dollars in thousands, except per share amounts)

	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Total sales	$361,814	$394,854	$423,172
Total cost of sales (excluding depreciation, depletion and amortization)	283,633	294,160	322,336
Operating expenses:
Selling, general and administrative	40,208	38,659	37,980
Depreciation, depletion and amortization	47,126	44,899	37,150
Asset impairment	130	—	—
Total operating expenses	87,464	83,558	75,130
Operating (loss) income	(9,283)	17,136	25,706
Other (expense) income:
Interest expense	(24,733)	(23,765)	(21,999)
Other income, net, including interest income	3,280	15,074	1,062
Total other expense	(21,453)	(8,691)	(20,937)
(Loss) income before income taxes	(30,736)	8,445	4,769
Income tax (expense) benefit	7,671	(2,384)	1,547
Net (loss) income	$(23,065)	$6,061	$6,316
Less: Net loss attributable to non-controlling interest	(28)	(89)	—
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(23,037)	$6,150	$6,316

(Loss) earnings per share attributable to U.S. Silica Holdings, Inc.:
Basic	$(0.31)	$0.08	$0.08
Diluted	$(0.31)	$0.08	$0.08
Weighted average shares outstanding:
Basic	73,328	73,301	77,365
Diluted	73,328	73,505	77,859
Dividends declared per share	$0.06	$0.06	$0.06

U.S. SILICA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; dollars in thousands)

	September 30, 2019	December 31, 2018

ASSETS
Current Assets:
Cash and cash equivalents	$187,289	$202,498
Accounts receivable, net	204,591	215,486
Inventories, net	162,122	162,087
Prepaid expenses and other current assets	17,525	17,966
Income tax deposits	2,596	2,200
Total current assets	574,123	600,237
Property, plant and mine development, net	1,776,075	1,826,303
Operating lease right-of-use assets	180,387	—
Goodwill	273,524	261,340
Intangible assets, net	187,364	194,626
Other assets	17,213	18,334
Total assets	$3,008,686	$2,900,840
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	$245,247	$216,400
Current portion of operating lease liabilities	56,473	—
Current portion of long-term debt	19,475	13,327
Current portion of deferred revenue	17,995	31,612
Total current liabilities	339,190	261,339
Long-term debt, net	1,216,752	1,246,428
Deferred revenue	75,170	81,707
Liability for pension and other post-retirement benefits	64,428	57,194
Deferred income taxes, net	121,931	137,239
Operating lease liabilities	127,181	—
Other long-term liabilities	59,635	64,629
Total liabilities	2,004,287	1,848,536
Stockholders’ Equity:
Preferred stock	—	—
Common stock	821	818
Additional paid-in capital	1,179,779	1,169,383
Retained earnings	17,505	67,854
Treasury stock, at cost	(180,833)	(178,215)
Accumulated other comprehensive loss	(25,421)	(15,020)
Total U.S. Silica Holdings, Inc. stockholders’ equity	991,851	1,044,820
Non-controlling interest	12,548	7,484
Total stockholders' equity	1,004,399	1,052,304
Total liabilities and stockholders’ equity	$3,008,686	$2,900,840

Non-GAAP Financial Measures
Segment Contribution Margin
Segment contribution margin is a key metric that management uses to evaluate our operating performance and to determine resource allocation between segments. Segment contribution margin excludes selling, general, and administrative costs, corporate costs, plant capacity expenses, and facility closure costs.
The following table sets forth a reconciliation of net income (loss), the most directly comparable GAAP financial measure, to segment contribution margin.

(All amounts in thousands)	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Sales:
Oil & Gas Proppants	$242,707	$273,064	$302,452
Industrial & Specialty Products	119,107	121,790	120,720
Total sales	361,814	394,854	423,172
Segment contribution margin:
Oil & Gas Proppants	50,557	71,456	89,550
Industrial & Specialty Products	44,397	50,145	48,697
Total segment contribution margin	94,954	121,601	138,247
Operating activities excluded from segment cost of sales	(16,773)	(20,907)	(37,411)
Selling, general and administrative	(40,208)	(38,659)	(37,980)
Depreciation, depletion and amortization	(47,126)	(44,899)	(37,150)
Asset impairment	(130)	—	—
Interest expense	(24,733)	(23,765)	(21,999)
Other income, net, including interest income	3,280	15,074	1,062
Income tax (expense) benefit	7,671	(2,384)	1,547
Net income (loss)	$(23,065)	$6,061	$6,316
Less: Net loss attributable to non-controlling interest	(28)	(89)	—
Net income (loss) attributable to U.S. Silica Holdings, Inc.	$(23,037)	$6,150	$6,316

Adjusted EBITDA
Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income (loss) as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

The following table sets forth a reconciliation of net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

(All amounts in thousands)	Three Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018
Net (loss) income attributable to U.S. Silica Holdings, Inc.	$(23,037)	$6,150	$6,316
Total interest expense, net of interest income	23,711	23,053	20,899
Provision for taxes	(7,671)	2,384	(1,547)
Total depreciation, depletion and amortization expenses	47,126	44,899	37,150
EBITDA	40,129	76,486	62,818
Non-cash incentive compensation (1)	3,722	2,799	5,427
Post-employment expenses (excluding service costs) (2)	426	323	544
Merger and acquisition related expenses (3)	4,873	6,091	8,303
Plant capacity expansion expenses (4)	3,918	3,740	24,999
Contract termination expenses (5)	60	—	—
Asset impairments (6)	130	—	—
Business optimization projects (7)	49	—	1,926
Facility closure costs (8)	3,523	4,654	—
Gain on valuation change of royalty note payable(9)	(2,004)	(14,100)	—
Other adjustments allowable under the Credit Agreement (10)	3,583	5,527	1,525
Adjusted EBITDA	$58,409	$85,520	$105,542

(1)	Reflects equity-based, non-cash compensation expense.
(2)
Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. Non-service net periodic benefit costs are not considered reflective of our operating performance because these costs do not exclusively originate from employee services during the applicable period and may experience periodic fluctuations as a result of changes in non-operating factors, including changes in discount rates, changes in expected returns on benefit plan assets, and other demographic actuarial assumptions.

(3)
Merger and acquisition related expenses include legal fees, consulting fees, bank fees, severance costs, certain purchase accounting items such as the amortization of inventory fair value step-up, information technology integration costs and similar charges. While these costs are not operational in nature and are not expected to continue for any singular transaction on an ongoing basis, similar types of costs, expenses and charges have occurred in prior periods and may recur in the future as we continue to integrate prior acquisitions and pursue any future acquisitions.

(4)
Plant capacity expansion expenses include expenses that are not inventoriable or capitalizable as related to plant expansion projects greater than $5 million in capital expenditures or plant start up projects. While these expenses are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future if we continue to pursue future plant capacity expansion.

(5)
Reflects contract termination expenses related to strategically exiting a service contract. While these expenses are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses have occurred in prior periods and may recur in the future as we continue to strategically evaluate our contracts.

(6)	The third quarter of 2019 reflects a $0.1 million asset impairment related to rail cars that will not be utilized before the end of their leases.
(7)
Reflects costs incurred related to business optimization projects within our corporate center, which aim to measure and improve the efficiency, productivity and performance of our organization. While these costs are not operational in nature and are not expected to continue for any singular project on an ongoing basis, similar types of expenses may recur in the future.

(8)
Reflects costs incurred related to idled sand facilities and closed corporate offices, including severance costs and remaining contracted costs such as office lease costs, maintenance, and utilities. While these costs are not operational in nature and are not expected to continue for any singular event on an ongoing basis, similar types of expenses may recur in the future.

(9)
Gain on valuation change of royalty note payable due to a change in estimate of future tonnages and sales related to the sand shipped from our Tyler, Texas facility. These gains are not operational in nature and are not expected to continue for any singular event on an ongoing basis.

(10)
Reflects miscellaneous adjustments permitted under the Credit Agreement, such as storm damage costs, recruiting fees, relocation costs. The second quarter of 2019 includes $4.0 million of loss contingencies reserve.

Supplemental Information

1)	What was the cash flow from operations for the third quarter of 2019?
For the third quarter of 2019, cash flow from operations totaled $33.9M.

2)	What are the underlying assumptions of the plan to reduce gross debt to 3.0x by the end of 2021 and has the plan changed given your updated outlook for the Oil & Gas segment?
We remain committed to de-levering the balance sheet and will use our free cash flow opportunistically to repurchase debt. Decisions to repurchase debt will be examined on a quarterly basis and will be subject to the level of business activity in the period and other needs for cash.

3)What is the capex guidance for the full years 2019 and 2020?
We believe that capex will be less than $125.0M for the full year 2019. We also expect to significantly reduce capex for the full year 2020 to a range of $40.0M to $60.0M. We intend to fund all of our capital projects in 2020 with cash flow from operations.

4)	Do you expect to institute annual price increases next year for ISP products?
Yes, we are planning to raise prices early next year on much of our non-contracted silica sand and other specialty products.

5)	Did you collect any shortfall penalty fees in the third quarter of 2019?
Yes, we collected $9.4M in shortfall penalty fees and other contract termination fees during the quarter.

6)	What was the split between Northern White Sand and in-basin/regional volumes for Oil & Gas in the third quarter of 2019?
Northern White Sand sales represented 43% of our total sales volumes in the third quarter of 2019, while in-basin/regional volumes accounted for 57% of our total sales volumes during the period.

7)	Did Northern White Sand pricing improve sequentially in the third quarter of 2019?
Following a period of relative strength in the second quarter of 2019, Northern White Sand pricing declined 6% in the third quarter of 2019.

8)	What is your estimate of how much Northern White Sand capacity has come offline through the end of the third quarter?
A recent third-party study estimated that upwards of 40MMtpa of Northern White Sand capacity had been idled through the end of the third quarter.

9)	How much Oil & Gas sand capacity has U.S. Silica idled to date?
To date, U.S. Silica has idled one Northern White Sand mine and one regional sand mine and has curtailed production at 4 other facilities by cutting shifts and days and hours worked, for a total of 5 million tons per year currently offline.

10)	What is the effective utilization from the 10M tons of capacity in the Permian at the Crane and Lamesa mines?
In the third quarter, Crane and Lamesa were operating at approximately 70% of their collective nameplate capacity, which we believe is greater than the utilization rates of other operators in the Permian.

11)
How many tons of sand moved through SandBox crews in the third quarter of 2019 compared to the second quarter of 2019? What is the expectation for the volumes of sand expected to be moved by SandBox in the fourth quarter of 2019?

SandBox moved approximately 6.1M tons in the third quarter of 2019 compared with approximately 6.8M tons in the second quarter. We expect to move about 5.7M tons in the fourth quarter of 2019.

12)	What is the annual supply/demand balance for the frac sand market as a whole? What is the breakout for Northern White Sand?
For 2019, we estimate approximately 100-110 million tons of total frac sand demand against 140-150 million tons of effective supply. For Northern White Sand specifically, we estimate approximately 20 million tons of demand against 40-50 million tons of active supply.

13)	What is the proppant supply/demand balance in the Permian? How much more capacity needs to come offline for proppant prices to stabilize?
We estimate that capacity in the Permian has declined from a peak of approximately 75MMtpa to approximately 60MMtpa currently as a result of several mine closures and reduced staffing. We believe that something on the order of an additional 10MMtpa of capacity needs to come out to balance the market.

14)	Where is pricing today in West Texas and where do you eventually see pricing and margins settling out once the market becomes more balanced?
Our average pricing in West Texas today - a blend of contracted and spot pricing - is approximately $20/ton. In our view, as higher-cost sand producers cease loss-making operations, pricing should stabilize in the low to mid $20s per ton.

15)	What is your guidance for ISP volumes and margins for the fourth quarter of 2019?
We expect volumes to be down about 7% and margins to contract approximately 10% given the normal seasonality of the business. However, we have some requests from a few industrial customers to delay purchases to manage year-end cash. Whether these actions are the result of a real economic slowdown or just prudent balance sheet management is difficult to predict.

16)	What is the guidance for the O&G Segment for the fourth quarter of 2019?
We expect O&G Sand volumes to decline by approximately 10% sequentially in the fourth quarter of 2019 due to an expected slowdown in North American completions activity. We expect contribution margin per ton to decline sharply in the fourth quarter of 2019 due to lower SandBox volumes, continued pricing pressure, the loss of fixed cost leverage and fewer anticipated customer shortfall penalties and other contractual fees. Despite some pricing pressure during the third quarter, SandBox margins held up well as we were able to offset most of the pressure with reduced costs including third-party carrier rates and we would expect that to be the case in Q4 as well. Additionally, we are adapting swiftly to current market realities and are focused on serving customers optimally and profitably while appropriately managing key operational levers to rationalize capacity and reduce costs.

Investor Contacts
Michael Lawson
Vice President of Investor Relations and Corporate Communications
301-682-0304
lawsonm@ussilica.com